Exhibit 10.2
January 31, 2013

Thomas R. Lavelle
[Redacted]

Re:    Terms of Separation
Dear Tom:
This letter confirms the agreement between you and Rambus Inc. (“the Company”) concerning the terms of your separation and offers you the separation benefits set forth below in exchange for a general release of claims and covenant not to sue (“Agreement”).

1.    Separation Date: April 26, 2013 will be your last day of employment with the Company, unless earlier terminated by the mutual written agreement of you and the Company (the “Separation Date”).
2.    Transition Period: You will agree to resign as Senior Vice President and General Counsel, as of February 4, 2013, and you will continue to be employed in the position of “Of Counsel” and as an appointed Vice President through your Separation Date. During that transition period, you will have all the rights and benefits as an employee and officer of the Company, and you will provide such professional services as shall be needed by the Company, and you will report to the Senior Vice President and General Counsel, and be available to the executive management of the Company for advice and assistance.
3.    Acknowledgment of Payment of Wages: As of April 26, 2013, you will have been paid all wages, salary, bonuses, commissions, reimbursements of ESPP contributions, and/or accrued unused vacation due to you from the Company as of the Separation Date. The Company has or will reimburse all necessary and reasonable expenses incurred in the normal course of business through the Separation Date pursuant to the terms of its expense reimbursement policy. You will receive all funds owed pursuant to this paragraph regardless of whether or not you sign this Agreement. You agree that on April 26, 2013, you will sign an acknowledgement consistent with this provision, subject to receipt of payment for all such amounts owed to you, including the amounts set forth in Section 4.a. below.
4.    Separation Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in paragraphs 7 and 8 below and your other promises herein, the Company agrees to provide you with the following upon the later of the Separation Date or the Effective Date of this Agreement (as defined in paragraph 17 below):
a.    Severance: The Company agrees to pay you, following the later of the Separation Date or the Effective Date (as defined in paragraph 17 below) of this agreement, an amount equivalent to twelve (12) months of your base salary, less applicable state and federal tax payroll deductions. Payment will be made in a lump sum within ten (10) business days of the Separation Date.

b.    COBRA: Upon your timely election to continue your existing health benefits under COBRA, and provided you are otherwise eligible pursuant to the terms of COBRA and the Company's health insurance plan, the Company will pay the insurance premiums to continue your existing medical, dental, vision and Employee Assistance Program (EAP) health benefits for twelve (12) months following the Separation Date. If as an active employee you were enrolled in a flex spending plan, you can continue through COBRA, but you will be responsible for making the payments (on an after tax basis).
c.    Job Search Assistance. Upon your election of outplacement services within sixty (60) calendar days of the Separation Date, the Company will provide you six (6) months of outplacement assistance to help you in your job search.
d.    By signing below, you acknowledge that you are receiving the separation benefits outlined in this paragraph 3 in consideration for waiving your rights to claims referred to in this agreement and that you are not otherwise entitled to the separation benefits.
5.    Return of Company Property: You hereby warrant to the Company that as of your Separation date, you will have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
6.    Confidential Information. You hereby acknowledge that you are bound by the attached Exhibit A: Employment, Confidential Information And Invention Assignment Agreement (hereinafter referred to as the “ECIIA Agreement”), and that as a result of your employment with the Company you had access to the Company's Proprietary Information (as defined in the ECIIA Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
7.    General Release and Waiver of Claims:
a.    The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, and subject to the payments and benefits set forth in this agreement being fulfilled by the Company, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. You further agree that any claims you may have for money damages, loss of wages, earnings, commission, bonuses and benefits, stock options or other ownership interests in the Company, medical expenses, attorneys' fees and costs, reinstatement and other equitable relief, are waived and forever released by you under this Agreement.

b.    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
c.     You do not release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802 or any claims to enforce this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.    Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.
b.    Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. You further understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.
c.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.    Nondisparagement: Each of the parties hereto agrees not to disparage the other party or the Releasees, their respective products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit either party from lawfully providing truthful information in response to a subpoena or other legal process.
9.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party's obligations to protect the other's proprietary information, the parties agree to arbitrate, in Santa Clara County, California (or another mutually acceptable location if you reside outside of California) through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10.    Attorneys' Fees: Except as prohibited by law, if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.    Confidentiality: Both parties agree that the contents, terms and conditions of this Agreement, and any matters related thereto must be kept confidential and may not be disclosed except to your immediate family members, accountants or attorneys, or pursuant to subpoena or court order, or applicable regulations requiring disclosure. If asked for information concerning this Agreement, both parties will state only that a settlement agreement resolved all issues related to your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.    Entire Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the ECIIA Agreement referred to in paragraph 5 above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
14.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.    Modification; Counterparts; Facsimile Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original and a copy of a signature will be equally admissible in any legal proceeding as an original.
16.    Time To Consider Agreement Right to Revoke; Knowing and Voluntary Agreement: You understand that you may take up to forty-five (45) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to paragraph 4 will be provided only at the later of the end of that seven (7) day revocation period without revocation by you, or after the Separation Date as described in Section 4a, above. By signing this Agreement, you knowingly and voluntarily agree to all the terms set forth in this Agreement and further acknowledge that you are executing this Agreement voluntarily, free of any duress or coercion.

17.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you as provided in paragraph 16.

18.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
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If you agree to abide by the terms outlined in this Agreement, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,
Rambus Inc.

By: /s/ Michael Schroeder
Michael Schroeder
Senior Vice President, Human Resources

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY, I UNDERSTAND THIS AGREEMENT CONTAINS A GENERAL RELEASE, AND I AGREE TO ITS TERMS.

/s/ Thomas R. Lavelle	February 1, 2013
Name here	Date